Exhibit 99.1

Dec. 9, 2019

6 a.m. ET

BB&T and SunTrust complete merger of equals to become Truist

Clients to be served through the BB&T and SunTrust brands until conversion

CHARLOTTE, N.C. – Truist Financial Corporation (NYSE: TFC) today announced the completion of the merger of equals between BB&T Corporation and SunTrust Banks, Inc., effective Dec. 6, 2019. Truist is the sixth largest U.S. commercial bank, serving approximately 10 million consumer households and a full range of business clients, with leading market share in many of the most attractive, high-growth markets in the country.

“This is a historic moment for Truist – a financial services organization created from two companies with shared values and a deep commitment to building a better future for our clients and communities,” said Truist Chairman and Chief Executive Officer Kelly S. King. “The completion of this merger of equals is a tremendous achievement and a testament to the thousands of Truist teammates who have diligently worked to ensure its timely conclusion.”

“With Truist, we’re creating a new company with a bold, transformative vision to increase investment in innovative technology and create a distinctive teammate and client experience,” said Truist President and Chief Operating Officer Bill Rogers. “We have much work ahead of us, but we’re well-positioned to create meaningful change for the clients we serve and the communities where we live and work.”

For now, clients will continue to be served through their respective BB&T or SunTrust branches, websites, mobile apps, financial advisors and relationship managers. Clients can now use BB&T and SunTrust ATMs to make withdrawals without incurring out-of-network fees.

The transition to the full Truist experience will occur as systems are integrated over the next two years. There will be no merger-related changes to account numbers or routing numbers for checking, savings and money market accounts for the vast majority of clients. As a result, most clients won’t need to order new checks or make changes to direct deposits, automatic drafts or wire instructions related to these accounts. Clients can find the latest information at Truist.com.

Truist teammates will be offered a total compensation and benefits program designed to attract and retain the best talent in the industry. This includes industry-leading time off programs to ensure maximum flexibility in planning life events, company-subsidized health care, financial wellness programs and the unique combination of a 401(k) match program and pension plan offered to most teammates.

Truist is committed to building and sustaining its communities. Under the previously announced Truist Community Benefits Plan, $60 billion is earmarked for lending or investment in low- and moderate-income (LMI) communities from 2020–2022. The plan includes goals for lending to LMI borrowers and small businesses, as well as affordable housing development and community revitalization; support of nonprofits; and participation in a variety of service and outreach programs. The Truist Foundation will focus its philanthropic efforts throughout Truist’s footprint to support nonprofit organizations. Additionally, Truist will fulfill a financial commitment of $17.4 million annually for Winston-Salem, North Carolina, and the Piedmont Triad community, and $100 million annually for the Atlanta community to double the level of current community investment through 2021.

The merger of equals was announced Feb. 7, 2019, and final regulatory approvals were received on Nov. 19, 2019.

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About Truist

Truist Financial Corporation (NYSE: TFC) is a purpose-driven company dedicated to building a better future for its clients, teammates and communities. With 275 years of combined BB&T and SunTrust history, Truist is one of the nation’s largest financial services holding companies offering a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending and wealth management. Headquartered in Charlotte, North Carolina, Truist serves approximately 10 million households with leading market share in many high-growth markets in the country. Learn more at Truist.com.

For media inquiries, please contact: media@truist.com